AMENDMENT
                                       TO
                           STOCK ACQUISITION AGREEMENT
                           AND PLAN OF REORGANIZATION


     This Amendment to the Stock Acquisition Agreement and Plan of Reorganization is made effective this 10th day of March, 1996, between Chaparral Resources, Inc., a Colorado corporation ("Chaparral"), and the persons listed below (Shareholders"), who were the owners of record of all of the issued and outstanding stock of Central Asian Petroleum, Inc., a Delaware corporation ("CAP(D)," or the "Corporation").

     WHEREAS, Chaparral and the Shareholders entered in the Stock Acquisition Agreement and Plan of Reorganization ("Agreement") dated April 12, 1995, pursuant to which Chaparral acquired all of the issued and outstanding stock of CAP(D);

     WHEREAS,  Chaparral and the Shareholders  desire to amend Sections 2.2(ii),
2.3 and 6.10(b) of the Agreement;

     NOW THEREFORE,  Chaparral and the Shareholders agree that Sections 2.2(ii),
2.3 and 6.10(b) of the Agreement are deleted in their entirety and replaced by the following revised Sections 2.2(ii), 2.3 and 6.10(b):

          2.2(ii) the date upon which Chaparral receives the first net proceeds from the Allen & Company Incorporated ("Allen & Co.") Private Placement Memorandum ("Memorandum") dated March 4, 1996, in connection with the private offering of up to 14,000,000 shares by Chaparral at $0.50 per share,
          Chaparral shall direct the Escrow Agent to assign and deliver 1,000,000 of the Chaparral Shares to Shareholders in accordance with Shareholders' joint written distribution instructions. Should Chaparral file a Registration Statement in connection with the Allen & Co. private placement, then, subject to the written consent of Allen & Co., Chaparral shall cause the registration and resale of the 1,000,000 Chaparral Shares delivered and assigned under this paragraph 2.2; provided that Shareholders specify in writing to Chaparral the number of Chaparral Shares to be registered for each Shareholder. Chaparral shall only be required to keep such registration statement current for a period of six
          (6) months after its effective date.

          2.3 Second Delivery of Escrow Shares. Within fifteen (15) days following the date upon which Chaparral receives the first net proceeds from Allen & Co., referred to in 2.2 above, then, Chaparral shall instruct the Escrow Agent to deliver and assign an additional 2,000,000 of the Chaparral Shares to Shareholders in accordance with the Shareholders' joint written distribution instructions.

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          6.10(b)  Chaparral  will pay an  additional  cash fee in the total amount of $125,000 to Jay McGee as a contingent Broker's fee when the events in Section 2.10 relating to the Delivery of All Escrow Shares are complete, to be paid simultaneous with the completion of the offering or other
          financing   instrument   funding  the   disposition  of  the
          Karakuduk Munay Agreement.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and shall only be binding upon the full execution by all parties.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first set forth above.

SHAREHOLDERS:



/s/ H. Howard Cooper
- -----------------------------------
H. Howard Cooper                            P. O. Box 773517
                                            Steamboat Springs, Colorado 80477



/s/ [Authorized Officer]
- -----------------------------------         c/o Hylton Potts Solicitors
Spectrum Development, Inc.                  7 Cheval Place
                                            Knightsbridge
                                            London SW 71 EP England


/s/ James A. Jeffs
- -----------------------------------         350 South Westgate Avenue
James A. Jeffs                              Los Angeles, California 90049


/s/ Jay W. McGee
- -----------------------------------         440 Louisiana Street, Suite 1970
Jay W. McGee                                 Houston, Texas 77002





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/s/ Murat Yazici
- -----------------------------------         Hafta Sokak 23/5
Murat Yazici                                Gaziosmanpasa 06700
                                            Ankara, Turkey


/s/ William Keller
- -----------------------------------         c/o Keller Construction
William Keller                              9950 East Baldwin Place
                                            El Monte, California 90734


/s/ Tom Murphy
- -----------------------------------         Tom Hopkins International
Tom Murphy                                  7531 East Second Street
                                            Scottsdale, Arizona 85251


/s/ John A. Stoddart
- -----------------------------------         10345 Emerald Rock Drive
John A. Stoddart                            Oakton, Virginia 22124


CHAPARRAL RESOURCES, INC.


/s/ Paul V. Hoovler
- -----------------------------------         621 - 17th Street, Suite 1301
Paul V. Hoovler, President                  Denver, Colorado 80293


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